Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Results for Third Quarter 2016

Houston, Texas (Thursday, October 27, 2016) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2016.

Third Quarter 2016 Highlights
	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
($ in millions, except per unit amounts)
Operating income	$905	$909	$2,658	$2,606
Net income	$643	$658	$1,883	$1,865
Fully diluted earnings per unit	$0.30	$0.32	$0.89	$0.92
Net cash flow provided by operating activities (1)	$854	$690	$2,699	$2,591
Total gross operating margin (2)	$1,312	$1,349	$3,891	$3,985
Adjusted EBITDA (2)	$1,259	$1,310	$3,901	$3,932
Distributable cash flow (2) (3)	$978	$2,501	$3,072	$4,519

(1)
Net cash flow provided by operating activities includes the impact of timing of cash receipts and payments related to operations. For the third quarters of 2016 and 2015, the net effect of changes in operating accounts, which are a component of net cash flow provided by operating activities, were reductions of $155 million and $377 million, respectively.

(2)
Total gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release

(3)
Distributable cash flow includes cash proceeds from asset sales and insurance recoveries of $16 million and $1.5 billion for the third quarters of 2016 and 2015, respectively, and $44 million and $1.5 billion for the nine months ended September 30, 2016 and 2015, respectively.  Distributable cash flow for the third quarter and nine months ended September 30, 2015 includes cash proceeds from the sale of the partnership’s offshore business in July 2015.

•
Enterprise increased its cash distribution with respect to the third quarter of 2016 by 5.2 percent to $0.405 per unit compared to the distribution paid with respect to the third quarter of 2015. The distribution will be paid November 7, 2016 to unitholders of record as of the close of business on October 31, 2016.

•
Enterprise reported distributable cash flow of $978 million for the third quarter of 2016, which provided 1.15 times coverage of the $0.405 per unit cash distribution and resulted in $124 million of retained distributable cash flow. For the nine months ended September 30, 2016, distributable cash flow was $3.1 billion, which provided 1.22 times coverage of the aggregate $1.20 per unit cash distribution, and Enterprise retained $551 million of distributable cash flow, which is available to reinvest in growth capital projects and reduce the need to issue additional equity.

•	Excluding cash proceeds from asset sales and insurance recoveries, distributable cash flow for the third quarter of 2016 was $962 million compared to $970 million for the third quarter of 2015.

•	Third Quarter Volume Highlights
	Three months ended Sept. 30,
	2016	2015
Onshore NGL, crude oil, refined products & petrochemical pipeline volumes (million BPD)	5.0	5.2
Marine terminal volumes (million BPD)	1.2	1.3
Onshore natural gas pipeline volumes (TBtu/d)	12.1	12.4
NGL fractionation volumes (MBPD)	791	837
Fee-based natural gas processing volumes (Bcf/d)	4.6	5.0
Equity NGL production volumes (MBPD)	116	129
As used in this press release, “NGL” means natural gas liquids, “BPD” means barrels per day, “MBPD” means thousand barrels per day, “Bcf/d” means billion cubic feet per day; and “TBtu/d” means trillion British thermal units per day.

•
Capital investments were $621 million in the third quarter of 2016, and $2.6 billion for the first nine months of 2016. Included in these investments were sustaining capital expenditures of $62 million and $179 million for the third quarter and first nine months of 2016, respectively.  These amounts exclude $1.0 billion that Enterprise paid in July 2016 for the second and final installment payment for the acquisition of the EFS Midstream assets.

“Enterprise reported another solid quarter in light of the challenging environment for the global energy industry,” said Jim Teague, chief executive officer of Enterprise’s general partner.  “We are proud of our employees for their untiring efforts in the commercial, operational and financial performance of the partnership.  For the third quarter of 2016, Enterprise generated $1 billion in distributable cash flow, increased our distribution to partners by 5.2 percent and retained $124 million of distributable cash flow to reinvest in the business.  During the quarter, we transported over 5 million barrels per day through our liquids pipelines and handled over 1.2 million barrels per day at our marine terminals.  Increases in gross operating margin from many of our fee-based businesses partially offset the effects of lower earnings from our commodity sensitive businesses, lower volumes on our Eagle Ford crude oil pipelines, weaker ethane recoveries industry-wide, downtime and repairs at our Pascagoula natural gas processing plant and pre-commissioning expenses for certain new assets.”

“We are optimistic that the energy industry has weathered the harshest part of this cycle and very proud of how our businesses continued to perform.  While the industry may still experience bouts of commodity price weakness and volatility, we believe it has a firmer foundation going into 2017 as the gap between supply and demand has narrowed and should continue to do so.  We are seeing significant ‘green shoots’ of producer activity as a result of the opportunity to hedge future sales of crude, NGLs and natural gas at economic levels.  In addition to the acceleration of investment in the Permian Basin, we are seeing activity attributable to new discoveries, deployment of new technology, including in well-established areas such as the Eagle Ford and Haynesville; and, changes in ownership of acreage as some producers emerge from restructuring.

“From the perspective of consumers of energy, a substantial increase in demand for natural gas and NGLs is expected from new domestic petrochemical, natural gas-fired power plants and LNG facilities under construction and scheduled to begin operations over the next one to three years.  Through the end of 2017, five new ethylene facilities on the U.S. Gulf Coast are scheduled to begin operations that represent a 333,000 barrel per day, or 30 percent increase in demand for ethane.  In addition, certain refining and petrochemical customers are evaluating new facilities or modifications to existing facilities that will require additional midstream energy infrastructure.”

“We currently have $5.6 billion of growth capital projects under construction that will begin commercial service between now and the end of 2018, including our PDH facility, the Midland-to-Sealy crude oil pipeline and a third natural gas processing plant in the Delaware Basin.  We expect these projects to support continued distribution growth for our partners,” continued Teague.

Review of Third Quarter 2016 Results

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased to $704 million for the third quarter of 2016 from $696 million for the third quarter of 2015.

Enterprise’s natural gas processing and related NGL marketing business generated gross operating margin of $203 million for the third quarters of both 2016 and 2015.  Gross operating margin for the third quarter of 2016 benefited from higher processing margins, including hedging activities, and a $13 million increase from the partnership’s NGL marketing activities due in part to increased liquefied petroleum gases (“LPG”) loadings for export.  Offsetting these increases to gross operating margin were lower fees and volumes from fee-based processing at Enterprise’s South Texas, Rockies and Louisiana gas processing plants, and a $7 million increase in operating expenses as the result of a fire at our Pascagoula, Mississippi natural gas processing plant in June 2016.  We estimate the total impact of the Pascagoula plant outage during the third quarter of 2016 in terms of higher operating expense, lost gross operating margin opportunity and sustaining capital expenditures was approximately $23 million.  We currently expect the plant to resume operations in December 2016.

 Enterprise’s natural gas processing plants reported fee-based processing volumes of 4.6 Bcf/d in the third quarter of 2016 compared to 5.0 Bcf/d for the third quarter of 2015. Equity NGL production was 116 MBPD for the third quarter of 2016 compared to 129 MBPD for the third quarter of last year.   A significant portion of the decrease in the fee-based processing volumes and equity NGL production was attributable to down time at the Pascagoula plant.

Gross operating margin from the partnership’s NGL pipelines and storage business increased to $378 million for the third quarter of 2016 from $366 million for the third quarter of 2015.  Total NGL transportation volumes were 2.9 million BPD for the third quarter of 2016 compared to 2.8 million BPD for the same quarter of 2015.

Enterprise’s ATEX and Aegis ethane pipelines reported a $27 million increase in gross operating margin for the third quarter of 2016 compared to the third quarter of last year on a 112 MBPD increase in transportation volumes.  The third and final segment of the Aegis ethane pipeline was completed in December 2015.  Gross operating margin for the third quarter of 2016 increased $9 million from a 30 MBPD increase in LPG loadings at our marine terminal on the Houston Ship Channel compared to the same quarter in 2015.  Partially offsetting these increases in gross operating margin were lower transportation fees and volumes on the Mid-America and Seminole pipelines which led to a $13 million decrease in gross operating margin.  Also contributing to lower gross operating margin this quarter was an aggregate 74 MBPD decrease in NGL transportation volumes from the partnership’s Dixie, South Louisiana, Rio Grande and Tri-States NGL pipelines that led to an aggregate $11 million decrease in gross operating margin.

Enterprise’s ethane export terminal, which is located on the Houston Ship Channel, began commercial service in September 2016 loading an average of 20 MBPD of ethane in the third quarter.  Gross operating margin for the facility in the third quarter of 2016, including commissioning expenses, was a loss of $3 million.  Contract commitments for this facility increase to 50 MBPD by the end of 2016 and will increase to approximately 180 MBPD by the end of 2017.

Gross operating margin from the partnership’s NGL fractionation business was $122 million for the third quarter of 2016 compared to $126 million for the third quarter of 2015, a $4 million decrease primarily due to lower fractionation volumes.  Total fractionation volumes decreased 46 MBPD to 791 MBPD for the third quarter of 2016 compared to 837 MBPD for the third quarter of 2015 primarily due to ethane rejection at regional natural gas processing facilities.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment was $254 million for the third quarter of 2016 compared to $255 million for the third quarter of 2015.  Total crude oil pipeline transportation volumes were 1.4 million BPD for the third quarter of 2016 compared to 1.5 million BPD for the same quarter of 2015.  Total crude oil marine terminal volumes were 520 MBPD for the third quarter of 2016 compared to 551 MBPD for the third quarter of 2015.

The EFS Midstream assets that we acquired effective July 1, 2015, had a $15 million increase in gross operating margin this quarter compared to the third quarter of last year primarily due to higher revenues and lower costs that more than offset the impact of lower volumes. Enterprise completed construction and put into service over 9 million barrels of additional storage capacity at the partnership’s ECHO, EHT and Beaumont facilities since the third quarter of 2015.  These new storage tanks contributed toward a $13 million increase in gross operating margin in the third quarter of 2016 compared to the third quarter of last year for these facilities.

Enterprise’s South Texas and Eagle Ford Crude Oil Pipeline Systems reported an aggregate $28 million decrease in gross operating margin for the third quarter of 2016 compared to the third quarter of 2015 primarily due to lower volumes.  Pipeline volumes on these systems, net to our interest, were 351 MBPD for the third quarter of 2016 compared to 449 MBPD for the same quarter of 2015.  Gross operating margin from Enterprise’s crude oil marketing and related activities decreased $6 million this quarter compared to the third quarter of 2015.

Natural Gas Pipelines & Services – Gross operating margin from the partnership’s Natural Gas Pipelines & Services segment was $179 million for the third quarter of 2016 compared to $192 million for the third quarter of 2015.  Total natural gas transportation volumes were 12.1 TBtu/d for the third quarter of 2016 compared to 12.4 TBtu/d for the same quarter of last year.  The Texas Intrastate System reported a $16 million decrease in gross operating margin primarily due to lower revenues attributable to reduced producer drilling activity in the Eagle Ford and Barnett Shale.  Natural gas pipeline volumes for this system were 4.9 TBtu/d for the third quarter of 2016 compared to 5.0 TBtu/d for the third quarter of 2015.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $172 million for the third quarter of 2016 compared to $192 million for the third quarter of 2015.  Total segment pipeline transportation volumes were 784 MBPD for the third quarter of 2016 compared to 816 MBPD for the same quarter of 2015.

Enterprise’s refined products pipelines and related services business reported a 34 percent increase in gross operating margin for the third quarter of 2016 to $71 million from $53 million for the third quarter of 2015.  Gross operating margin from the TE Products Pipeline and related terminals increased $14 million primarily as a result of lower operating expenses.  The partnership’s refined products marine terminal in Beaumont contributed $9 million to the increase in gross operating margin, primarily due to higher demand for storage and marine vessel loading services.

The partnership’s propylene business reported a 23 percent increase in gross operating margin to $57 million for the third quarter of 2016 from $47 million for the third quarter of 2015.  This increase was primarily due to higher sales margins, including those from record propylene exports, and lower maintenance expenses. The increase was partially offset by pre-commissioning expenses associated with our propane dehydrogenation plant (“PDH”) in Mont Belvieu of $7 million for the third quarter of 2016.  The PDH facility is under construction and is expected to begin commissioning activities in the second quarter of 2017.  Propylene fractionation volumes were 76 MBPD for the third quarter of 2016 compared to 72 MBPD for the third quarter of last year.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business was $17 million for the third quarter of 2016 versus $58 million for the third quarter of last year.  The decrease was primarily due to lower sales margins, including hedging activities. Sales margins in this business were impacted in part by higher global inventories of gasoline products.  Total production volumes from these plants were 27 MBPD for the third quarter of 2016 compared to 20 MBPD for the third quarter of last year.

Offshore Pipelines & Services – Enterprise closed on the sale of its offshore Gulf of Mexico business on July 24, 2015.  As a result, the partnership had no contribution to gross operating margin from these assets in the third quarter of 2016 compared to $7 million in the third quarter of 2015.

Capitalization

Total debt principal outstanding at September 30, 2016 was $24.2 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  Approximately $1.0 billion of this debt is attributable to working capital and restricted cash associated with our marketing businesses, including capital related to contango opportunities.  This marketing-related working capital and related debt is expected to decrease monthly through the first quarter of 2017.  At September 30, 2016, Enterprise had consolidated liquidity of $3.5 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our revolving credit facilities.

Total capital spending in the third quarter of 2016 was $621 million, which includes $62 million of sustaining capital expenditures.  For the first nine months of 2016, Enterprise’s capital spending was $2.6 billion including $179 million of sustaining capital expenditures.  For 2016, we currently expect to invest approximately $2.8 billion for growth projects and approximately $250 million for sustaining capital expenditures.  These amounts exclude $1.0 billion that Enterprise paid in July 2016 for the second and final installment payment for the acquisition of the EFS Midstream assets.

Conference Call to Discuss Third Quarter 2016 Earnings

Today, Enterprise will host a conference call to discuss third quarter 2016 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of total gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 49,000 miles of pipelines; 250 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
   Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues	$5,920.4	$6,307.9	$16,543.5	$20,872.9
Costs and expenses:
Operating costs and expenses	5,065.7	5,452.6	14,034.8	18,426.5
General and administrative costs	42.0	49.0	121.0	143.2
Total costs and expenses	5,107.7	5,501.6	14,155.8	18,569.7
Equity in income of unconsolidated affiliates	92.3	103.1	269.8	302.5
Operating income	905.0	909.4	2,657.5	2,605.7
Other income (expense):
Interest expense	(250.9)	(243.7)	(735.6)	(723.2)
Other, net	(6.2)	(2.5)	(25.5)	(13.2)
Total other expense	(257.1)	(246.2)	(761.1)	(736.4)
Income before income taxes	647.9	663.2	1,896.4	1,869.3
Provision for income taxes	(4.8)	(5.5)	(13.1)	(4.4)
Net income	643.1	657.7	1,883.3	1,864.9
Net income attributable to noncontrolling interests	(8.5)	(8.4)	(29.0)	(28.5)
Net income attributable to limited partners	$634.6	$649.3	$1,854.3	$1,836.4

Per unit data (fully diluted):
Earnings per unit	$0.30	$0.32	$0.89	$0.92
Average limited partner units outstanding (in millions)	2,105.5	2,010.5	2,079.8	1,993.3

Supplemental financial data:
Net cash flow provided by operating activities	$853.8	$689.6	$2,699.0	$2,591.2
Total debt principal outstanding at end of period	$24,163.0	$22,497.8	$24,163.0	$22,497.8

Non-GAAP distributable cash flow (1)	$978.4	$2,501.3	$3,071.7	$4,518.5
Non-GAAP Adjusted EBITDA (2)	$1,258.9	$1,309.9	$3,900.8	$3,932.2
Gross operating margin by segment:
NGL Pipelines & Services	$703.5	$695.5	$2,206.3	$2,041.3
Crude Oil Pipelines & Services	254.0	254.6	633.7	704.2
Natural Gas Pipelines & Services	178.5	192.4	533.6	588.3
Petrochemical & Refined Products Services	171.6	191.5	501.9	547.4
Offshore Pipelines & Services	--	7.1	--	97.5
Total segment gross operating margin (3)	1,307.6	1,341.1	3,875.5	3,978.7
Net adjustment for shipper make-up rights (4)	4.4	7.5	15.0	6.0
Non-GAAP total gross operating margin (5)	$1,312.0	$1,348.6	$3,890.5	$3,984.7
Capital spending:
Capital expenditures, net (6)	$593.0	$988.9	$2,449.8	$2,619.1
Equity consideration issued for Step 2 of Oiltanking acquisition	--	--	--	1,408.7
Cash used for business combinations, net of cash received	1,000.0	1,045.1	1,000.0	1,045.1
Investments in unconsolidated affiliates	27.5	16.6	119.9	130.7
Other investing activities	0.4	--	0.4	5.3
Total capital spending, cash and non-cash	$1,620.9	$2,050.6	$3,570.1	$5,208.9

(1)    See Exhibit D for reconciliation to GAAP net cash flow provided by operating activities.
(2)    See Exhibit E for reconciliation to GAAP net cash flow provided by operating activities.
(3)    Within the context of this table, total segment gross operating margin represents a subtotal and corresponds to measures similarly titled within the financial statement footnotes provided in our quarterly and annual filings with the U.S. Securities and Exchange Commission (“SEC”).
(4)    Gross operating margin by segment for NGL Pipelines & Services and Crude Oil Pipelines & Services reflects adjustments for non-refundable deferred transportation revenues relating to the make-up rights of committed shippers on certain major pipeline projects. These adjustments are included in managements’ evaluation of segment results. However, these adjustments are excluded from non-GAAP total gross operating margin in compliance with recently issued guidance from the SEC.
(5)    See Exhibit F for reconciliation to GAAP total operating income.
(6)    Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	2,854	2,831	2,933	2,647
NGL marine terminal volumes (MBPD)	373	324	439	294
NGL fractionation volumes (MBPD)	791	837	822	819
Equity NGL production (MBPD) (2)	116	129	136	129
Fee-based natural gas processing (MMcf/d) (3)	4,578	5,035	4,857	4,911
Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	1,397	1,535	1,383	1,463
Crude oil marine terminal volumes (MBPD)	520	551	504	595
Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d) (4)	12,130	12,387	12,053	12,459
Petrochemical & Refined Products Services, net:
Propylene fractionation volumes (MBPD)	76	72	75	71
Butane isomerization volumes (MBPD)	113	108	112	90
Standalone DIB processing volumes (MBPD)	85	89	90	79
Octane additive and related plant production volumes (MBPD)	27	20	19	17
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	784	816	836	777
Refined products and petrochemicals marine terminal volumes (MBPD)	354	387	381	362
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	--	565	--	587
Crude oil transportation volumes (MBPD)	--	344	--	357
Platform natural gas processing (MMcf/d)	--	82	--	101
Platform crude oil processing (MBPD)	--	9	--	13
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	5,035	5,526	5,152	5,244
Natural gas transportation volumes (BBtus/d)	12,130	12,952	12,053	13,046
Equivalent transportation volumes (MBPD) (5)	8,227	8,934	8,324	8,677
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,247	1,262	1,324	1,251

(1)    Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)    Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)    Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)    “BBtus/d” means billion British thermal units per day.
(5)    Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 million British thermal units (“MMBtus”) of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade	WTI	LLS
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,	Crude Oil,	Crude Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2015 by quarter:
1st Quarter	$2.99	$0.19	$0.53	$0.68	$0.68	$1.10	$0.50	$0.37	$48.63	$52.83
2nd Quarter	$2.65	$0.18	$0.46	$0.59	$0.60	$1.26	$0.42	$0.29	$57.94	$62.97
3rd Quarter	$2.77	$0.19	$0.40	$0.55	$0.55	$0.98	$0.33	$0.21	$46.43	$50.17
4th Quarter	$2.27	$0.18	$0.42	$0.60	$0.61	$0.97	$0.31	$0.18	$42.18	$43.54
YTD 2015 Averages	$2.67	$0.18	$0.45	$0.61	$0.61	$1.08	$0.39	$0.26	$48.80	$52.38
2016 by quarter:
1st Quarter	$2.09	$0.16	$0.38	$0.53	$0.53	$0.76	$0.31	$0.18	$33.45	$35.11
2nd Quarter	$1.95	$0.20	$0.49	$0.62	$0.63	$0.96	$0.33	$0.19	$45.59	$47.35
3rd Quarter	$2.81	$0.19	$0.47	$0.63	$0.67	$0.98	$0.38	$0.24	$44.94	$46.52
YTD 2016 Averages	$2.28	$0.18	$0.45	$0.59	$0.61	$0.90	$0.34	$0.20	$41.33	$43.00

(1)    Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)    NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)    Polymer-grade propylene prices represent average contract pricing for such product as reported by IHS Chemical, a division of IHS Inc. (“IHS Chemical”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by IHS Chemical.
(4)    Crude oil prices are based on commercial index prices for West Texas Intermediate (“WTI”) as measured on the New York Mercantile Exchange (“NYMEX”) and for Louisiana Light Sweet (“LLS”) as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.49 per gallon during the third quarter of 2016 versus $0.45 per gallon for the third quarter of 2015.

Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

A change in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable decreases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Net income attributable to limited partners (GAAP)	$634.6	$649.3	$1,854.3	$1,836.4
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	391.9	372.8	1,155.3	1,147.7
Add distributions received from unconsolidated affiliates	99.0	96.9	333.5	362.4
Subtract equity in income of unconsolidated affiliates	(92.3)	(103.1)	(269.8)	(302.5)
Subtract sustaining capital expenditures (1)	(61.7)	(84.3)	(179.4)	(195.8)
Add net losses or subtract net gains attributable to asset sales, insurance recoveries and related property damage	(8.9)	12.3	4.8	14.7
Add cash proceeds from asset sales and insurance recoveries	16.0	1,531.4	43.9	1,537.3
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	6.9	4.3	28.0	15.8
Add non-cash expense or subtract benefit attributable to changes in fair value of derivative instruments	(26.2)	2.2	42.1	(7.7)
Add deferred income tax expense (benefit)	1.0	(1.6)	5.3	(13.3)
Add non-cash asset impairment charges	6.8	26.8	22.0	139.1
Add or subtract other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	11.3	(5.7)	31.7	(15.6)
Distributable cash flow (non-GAAP)	978.4	2,501.3	3,071.7	4,518.5
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flow provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	61.7	84.3	179.4	195.8
Subtract cash proceeds from asset sales and insurance recoveries reflected in distributable cash flow	(16.0)	(1,531.4)	(43.9)	(1,537.3)
Add or subtract the net effect of changes in operating accounts, as applicable	(155.1)	(377.2)	(449.7)	(627.9)
Add or subtract miscellaneous non-cash and other amounts to reconcile non- GAAP distributable cash flow with GAAP net cash flow provided by operating activities, as applicable	(15.2)	12.6	(58.5)	42.1
Net cash flow provided by operating activities (GAAP)	$853.8	$689.6	$2,699.0	$2,591.2

(1)    Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Distributable cash flow
Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP liquidity measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this liquidity measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flow provided by operating activities.

Enterprise Products Partners L.P.					Exhibit E
Adjusted EBITDA – UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015	2016
Net income (GAAP)	$643.1	$657.7	$1,883.3	$1,864.9	$2,576.8
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(92.3)	(103.1)	(269.8)	(302.5)	(340.9)
Add distributions received from unconsolidated affiliates	99.0	96.9	333.5	362.4	433.2
Add interest expense, including related amortization	250.9	243.7	735.6	723.2	974.2
Add provision for income taxes	4.8	5.5	13.1	4.4	6.2
Add depreciation, amortization and accretion in costs and expenses	374.8	362.3	1,108.2	1,115.1	1,465.7
Add non-cash asset impairment charges	6.8	26.8	22.0	139.1	45.5
Add non-cash net losses or subtract net gains attributable to asset sales, insurance recoveries and related property damage	(8.9)	13.6	4.8	17.5	6.2
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	6.9	4.3	28.0	15.8	37.6
Add non-cash expense or subtract benefit attributable to changes in fair value of derivative instruments	(26.2)	2.2	42.1	(7.7)	31.4
Adjusted EBITDA (non-GAAP)	1,258.9	1,309.9	3,900.8	3,932.2	5,235.9
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flow provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(250.9)	(243.7)	(735.6)	(723.2)	(974.2)
Subtract provision for income taxes reflected in Adjusted EBITDA	(4.8)	(5.5)	(13.1)	(4.4)	(6.2)
Subtract distributions received for return of capital from unconsolidated affiliates	(12.5)	--	(51.9)	--	(51.9)
Add deferred income tax expense or subtract benefit	1.0	(1.6)	5.3	(13.3)	(2.0)
Add or subtract the net effect of changes in operating accounts, as applicable	(155.1)	(377.2)	(449.7)	(627.9)	(145.1)
Add miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flow provided by operating activities	17.2	7.7	43.2	27.8	53.7
Net cash flow provided by operating activities (GAAP)	$853.8	$689.6	$2,699.0	$2,591.2	$4,110.2

Adjusted EBITDA
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to Adjusted EBITDA is net cash flow provided by operating activities.

Enterprise Products Partners L.P.			Exhibit F
Total Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Total gross operating margin (non-GAAP)	$1,312.0	$1,348.6	$3,890.5	$3,984.7
Adjustments to reconcile non-GAAP total gross operating margin to GAAP total operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(367.1)	(351.1)	(1,085.6)	(1,082.0)
Subtract non-cash asset impairment charges included in operating expenses not reflected in gross operating margin	(6.8)	(26.8)	(21.6)	(139.1)
Add net gains or subtract net losses attributable to asset sales, insurance recoveries and related property damage not reflected in gross operating margin	8.9	(12.3)	(4.8)	(14.7)
Subtract general and administrative costs not reflected in gross operating margin	(42.0)	(49.0)	(121.0)	(143.2)
Total operating income (GAAP)	$905.0	$909.4	$2,657.5	$2,605.7

Total gross operating margin
We evaluate segment performance based on our financial measure of gross operating margin.  Gross operating margin is an important performance measure of the core profitability of our operations and forms the basis of our internal financial reporting.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.

The term “total gross operating margin” represents GAAP operating income exclusive of (i) depreciation, amortization and accretion expenses, (ii) impairment charges, (iii) gains and losses attributable to asset sales, insurance recoveries and related property damage and (iv) general and administrative costs.  Total gross operating margin includes equity in the earnings of unconsolidated affiliates, but is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Total gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.  The GAAP financial measure most directly comparable to total gross operating margin is operating income.

Total gross operating margin excludes amounts attributable to shipper make-up rights as described in footnote (4) to Exhibit A of this press release.